Exhibit 99.1

Vital Energy Promotes Katie Hill to Senior Vice President and Chief Operating Officer

TULSA, OK - November 13, 2023 - Vital Energy, Inc. (NYSE: VTLE) ("Vital Energy" or the "Company") today announced the promotion of Katie Hill to Senior Vice President and Chief Operating Officer, effective November 13, 2023. Ms. Hill has been with Vital Energy since September 2022 and previously served as Vice President -Operations.

Ms. Hill has more than 15 years of operational experience in the energy exploration and production sector, developing engineering and operational teams, successfully integrating and optimizing acquired assets, and leading multi-basin development programs. Prior to joining Vital Energy, she served as Senior Vice President - Operations at Javelin Energy Partners, LLC for two years. Previously, she served for eight years at Chesapeake Energy in positions of increasing responsibility in operations. Ms. Hill began her career as an engineer with BP in 2008.

Ms. Hill holds both a Bachelor of Science and Master of Science in Mechanical Engineering from the University of Michigan - College of Engineering.

"Katie is a proven leader and has made an impact at Vital Energy," stated Jason Pigott, President and Chief Executive Officer. "Since she joined the Company, we have continually exceeded production forecasts as our teams have deployed proprietary technologies across our operations and optimized production methods on our high-return Permian Basin inventory. Her track record of driving innovation will be invaluable as we continue to build scale and value in the Permian."

About Vital Energy

Vital Energy, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Vital Energy's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties in the Permian Basin of West Texas.

Additional information about Vital Energy may be found on its website at www.vitalenergy.com.

Investor Contact:

Ron Hagood

918.858.5504

ir@vitalenergy.com